UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 3, 2008

Red Mile Entertainment, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50814 (Commission File Number)	20-4441647 (IRS Employer Identification Number)

223 San Anselmo Way, #3
San Anselmo, CA 94960
(Address of principal executive offices) (Zip Code)

(415) 339-4240
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.02.  Termination of a Material Definitive Agreement.

On October 7, 2008, Red Mile Entertainment, Inc. (“Red Mile”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SilverBirch Inc., an Ontario (Canada) corporation (“SilverBirch”), RME Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of SilverBirch, and Kenny Cheung, as stockholder representative.  A copy of the Merger Agreement was filed as Exhibit 2.1 to Red Mile’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on October 14, 2008.  The description of the Merger Agreement in the October 14, 2008 Current Report and the copy of the Merger Agreement attached thereto are each incorporated by reference in this Current Report.

On November 27, 2008, SilverBirch issued a press release (the “Press Release”) announcing that “due to the recent uncertainties in the capital markets and the senior secured lender collecting on its security, there is no funding in place for [SilverBirch] to operate and meet its on-going financial obligations. In addition, [SilverBirch] has received a default and termination notice from G4Box Inc., its co-publisher, which terminates the licence agreements relating to the two on-line multiplayer games being operated and developed. As a result of these events, all of [SilverBirch’s] 4 directors have resigned effective November 27, 2008.”  In subsequent discussions between SilverBirch’s and Red Mile’s management, SilverBirch confirmed the contents of the Press Release.

On December 3, 2008, Red Mile sent written notice (“Termination Notice”) to SilverBirch that Red Mile has terminated the Merger Agreement, effective immediately, under Section 9.2(c) of the Merger Agreement pursuant to authorization of Red Mile’s board of directors. Red Mile’s termination is based on the material breach of the Merger Agreement by SilverBirch, as revealed by the Press Release and subsequent discussions with SilverBirch’s management. No termination fee is payable to SilverBirch by Red Mile as a result of the termination of the Merger Agreement. All ancillary agreements described in the Current Report on Form 8-K filed by Red Mile on October 14, 2008, have also terminated concurrent with the termination of the Merger Agreement.

The termination may trigger direct financial obligations as more fully described below in Item 2.04.

Section 2 – Financial Obligations

Item 2.04    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed in the Current Report on Form 8-K filed by Red Mile on May 12, 2008, SilverBirch advanced $750,000 Canadian Dollars  (the “Advance”) to Red Mile pursuant to a secured credit agreement dated May 7, 2008, as amended by the parties on October 7, 2008 to extend the maturity date (the “Facility”).  By its terms, the Facility obligates Red Mile to repay all amounts advanced under the Facility within fifteen days after termination of the Merger Agreement.  In response to Red Mile’s Termination Notice, Red Mile received a demand from SilverBirch on December 3, 2008 for repayment of the Advance, with interest, by December 18, 2008. As a result of SilverBirch’s breach of its representations, warranties and covenants under the Merger Agreement, Red Mile believes that it has valid claims against SilverBirch for damages under the Merger Agreement, which may effectively offset some or all of the amounts due under the Facility.

As previously disclosed in the Current Report on Form 8-K filed by Red Mile on February 12, 2008, TigerPaw Capital Corporation (“TigerPaw”) has extended a line of credit to Red  Mile pursuant to a secured credit agreement dated February 11, 2008 (the “Credit Line”). As previously reported, Red Mile has borrowed $500,000 under the Credit Line. If Red Mile defaults under the terms of the Credit Line, TigerPaw may increase the rate of interest to a rate per annum that is two percentage points in excess of the interest rate in effect at any time under the Credit Line.

As previously disclosed in the Current Report on Form 8-K filed by Red Mile on May 12, 2008, in connection with the Merger Agreement TigerPaw entered into a temporary forbearance agreement dated May 7, 2008 (the “Forbearance Agreement”), to forbear any demand for repayment of the Credit Line, and a subordination agreement concurrently with the closing of the Facility, whereby the Credit Line was subordinated to the Facility.  The forbearance period under the Forbearance Agreement was extended by amendment on November 5, 2008 and ends fifteen days after termination of the Merger Agreement.

Safe Harbor for Forward-Looking Statements

Statements in this Current Report may contain, in addition to historical information, certain forward-looking statements. All statements included in this Current Report concerning activities, events or developments that Red Mile expects, believes or anticipates will or may occur in the future are forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by forward-looking statements. Additional information on risks, uncertainties and factors is included in Red Mile’s Annual Report on Form 10-KSB, Quarterly Reports on Form 10-Q and other documents filed with the Commission.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
2.1(1)	Agreement and Plan of Merger among SilverBirch Inc., RME Merger Sub Corp., Red Mile Entertainment, Inc. and Kenny Cheung, as Representative, dated October 7, 2008
(1)	Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Red Mile agrees to furnish a supplemental copy of any omitted exhibit to the Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Red Mile Entertainment, Inc.

	By:	/s/ Chester P. Aldridge
Chester P. Aldridge
Chief Executive Officer
Date: December 4, 2008